Exhibit 99.2

Important Notice Concerning Limitations on Your

Trading in SkyWest, Inc. Securities

During Special Blackout Period

February 17, 2020

To:	Directors and Section 16 Officers of SkyWest, Inc. (“SkyWest”)

From:	Bryce Higgins

Subject:	Notice of Blackout Trading Restriction Period (the "BTR Blackout Period")

Overview of BTR Blackout Period and Securities Subject to BTR Blackout Period

This notice is to inform you of significant restrictions on your ability to deal in SkyWest common stock as well as derivative securities, such as stock options, during an upcoming “special” blackout period. As described more fully below, this BTR Blackout Period for SkyWest’s directors and executive officers is expected to commence at 4:00 p.m. Eastern time on March 17, 2020 and to end during the week of April 19, 2020. It is imposed on all directors and executive officers of SkyWest by the Sarbanes-Oxley Act of 2002 and U.S. Securities and Exchange Commission ("SEC") Regulation Blackout Trading Restriction ("BTR"). This BTR Blackout Period is in addition to the customary trading blackout periods under SkyWest's insider trading policy preceding SkyWest earnings releases and other material non-public events. As more fully described below, during this blackout period you will generally be prohibited directly or indirectly from engaging in transactions involving SkyWest equity securities (including shares of SkyWest common stock, stock options and other derivatives).

We are obligated under the Sarbanes-Oxley Act to provide you with this notice, which contains specific information regarding the BTR Blackout Period. In addition, we are required to file this notice with the SEC as part of a Form 8-K. We will notify you of any changes that affect the dates of the BTR Blackout Period.

Reasons for BTR Blackout Period and 401(k) Plan Transactions to be Suspended

A blackout period is being imposed under the SkyWest, Inc. Employees’ Retirement Plan (the “401(k) Plan”) in connection with a change in the recordkeeper and trustee for the 401(k) Plan. During this period of restriction, participants and beneficiaries will be unable to obtain a loan or distribution or direct or diversify their 401(k) Plan investments, including investments in SkyWest common stock held in the 401(k) Plan. This period of restriction under the 401(k) Plan is necessary in order to transfer account information and 401(k) Plan assets from Wells Fargo Bank, N.A. to Charles Schwab Trust Bank, the new recordkeeper and trustee.

Since the period of restriction on participants and beneficiaries under the 401(k) Plan will last for more than three business days, SkyWest's directors and Section 16 officers will be subject to the trading restrictions imposed under Section 306(a) of the Sarbanes-Oxley Act of 2002 for the duration of the BTR Blackout Period. The BTR Blackout Period is the same as this period of restriction period under the 401(k) Plan.

Length of BTR Blackout Period

The BTR Blackout Period is expected to begin at 4:00 p.m. Eastern time on March 17, 2020, and end during the week of April 19, 2020. We will notify you of any changes that affect the dates of the BTR Blackout Period. In addition, you may obtain information as to whether the BTR Blackout Period has begun or ended, without charge, by contacting Bryce Higgins at SkyWest, Inc., 444 South River Road, St. George, Utah 84790-2086. His telephone number is (435) 634-3222, and his email address is bhiggins@skywest.com.

Restrictions on Directors and Section 16 Officers During the BTR Blackout Period

Because participants and beneficiaries of the 401(k) Plan will be subject to the restrictions discussed above during the BTR Blackout Period, SkyWest's directors and Section 16 officers will be subject to the trading restrictions imposed under Section 306(a) of the Sarbanes-Oxley Act of 2002 for the duration of the BTR Blackout Period.

Generally, during the BTR Blackout Period, SkyWest's directors and Section 16 officers will be prohibited from directly or indirectly, purchasing, selling or otherwise acquiring or transferring, directly or indirectly, any equity security of SkyWest acquired in connection with their service as a director or an executive officer. “Equity securities” for this purpose are defined broadly to include stock options, restricted stock units and other derivative securities.

Transactions covered by this prohibition may also include:

•	being awarded any “discretionary grant” of SkyWest common stock, including options, restricted stock units, or other equity securities;

•	exercising options, whether or not in combination with the sale of underlying shares of SkyWest common stock;

•	transferring an investment of SkyWest common stock in the 401(k) Plan;

•	liquidating a position in a security tied to the value of SkyWest common stock; and

•	enrolling in a plan or establishing or changing the deferral percentage in a plan that offers SkyWest common stock as an investment alternative.

Please note the following:

•	Prohibited transactions are not limited to those involving your direct ownership, but include any transaction in which you have a pecuniary interest (for example, transactions by your immediate family members living in your household).

•	There are exemptions for certain transactions including gifts, acquisitions in formula plans and other non-discretionary “automatic” transactions.

•	Although you are permitted to engage in transactions involving SkyWest equity securities that were not acquired in connection with your service or employment as a director or officer, there is a presumption that any such transactions are prohibited unless you can identify the source of the shares and show that you used the same identification for all related purposes, such as tax reporting and disclosure requirements. Securities acquired “in connection with service as a director or employment as an executive officer” may include, among other things, securities acquired by you under a compensatory plan or contract (such as under a stock option or a restricted stock unit grant), as an inducement to your employment or joining the Board of Directors, in transactions between you and SkyWest, and as shares necessary for you to qualify as a director or to satisfy minimum ownership requirements or guidelines.

•	These restrictions apply regardless of whether you participate in the 401(k) Plan.

These restrictions apply in addition to the customary trading blackout periods under SkyWest's insider trading policy preceding SkyWest earnings releases and other material non-public events. If you engage in a transaction that violates these rules, you can be required to disgorge your profits from the transaction, and you are subject to civil and criminal penalties.

The rules summarized above are complex, and the criminal and civil penalties that could be imposed upon directors and Section 16 officers who violate them could be severe. We therefore request that you contact Bryce Higgins at (435) 634-3222 before engaging in any transaction involving SkyWest securities during the BTR Blackout Period, or if you believe that any such transaction in which you have a pecuniary interest may occur during the BTR Blackout Period.

Where to Obtain More Information

If you have any questions about the BTR Blackout Period, you may contact Bryce Higgins at SkyWest, Inc., 444 South River Road, St. George, Utah 84790-2086. His telephone number is (435) 634-3222, and his email address is bhiggins@skywest.com.